Duravest, Inc.	APPENDIX I
May 10, 2006

➢
Copy of consolidated matrix, including a column for each entity consolidated in Duravest and related internal financial statements (Duravest, Cardio management Systems, Inc. and Estracure (from January 14, 2005));

➢	Complete set of consolidated financial statements of Duravest, Inc. as at December 31, 2005 including the comparative figures

o	Balance sheets;

o	Income statements

o	Cash flows statements

o	Stockholders' Equity and comprehensive income;

➢	Complete set of notes to the consolidated financial statements including the following:

o	Note on Business acquisition of Estracure and determination of accounting treatment (See below);

o	Note on the conditional acquisition agreement - Follow-up from last year;

o	Note on acquisition of an investment in BMTS and determine accounting treatment of the investment;

o	Note on Subsequent event - Acquisition of BMTS;

o	Establish accounting policies - Foreign currency translation of foreign subsidiaries, Stock options, financial instruments, investments, accounting pronouncements not yet implemented, etc.

o	Note on long-term debt including convertible debentures or notes;

o	Note on Capital Stock and stock options granted;

o	Note on related party transactions - Determine relation, nature of transactions and related amounts;

o	Note on Commitments and contingencies;

o	Reconciliation of net loss per share (basic and diluted) and calculation of weighted average number of common shares outstanding;

o	Etc.

➢	Purchase price allocation and accounting treatment including the following elements:

o	Identification of all the intangible assets acquired including goodwill and/or R&D - Estracure and the BMTS acquisitions;

o	Determination of value of all intangible assets identified - Need to obtain a report from an expert in evaluation;

o	Determination of the impairment tests as at December 31, 2005 to justify the value of the intangible assets and of the goodwill;

➢	Detail of the cumulative translation adjustment account;

➢	Complete audit file including summary leadsheets to reconcile to the consolidated financial statements and supporting documents such as:

o	Bank statements for December 2005 and the following months;

o	Listing of accounts receivable, if any;

o	Listing of accounts payable an accrued liabilities;

o	Detail of subsequent payments to December 31, 2005;

o	Detail of fixed assets and amortization schedule;

o	Supporting documents for acquisition of fixed assets;

o	Schedule of Long-term liabilities;

o	Schedule of variation of capital stock and supporting documents;

o	Detail and analysis of professional fees account;

o	Detail of interest expenses;

o	Analysis of all other major accounts;

o	Detail of revenues, if any;

o	Calculation of equity pick-up of the investment in BMTS and supporting documentation;

o	Black-Scholes calculations for the valuation of stock options granted;

o	Accounting treatment of convertible debentures issued in November 2005 and January 2006;

➢	Copy of all correspondence with the Securities Exchange or similar authorities and with legal counsels;